EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of IBERIABANK Corporation on Form S-8 (File No. 333-28859, 333-79811, 333-81315, 333-41970 and 333-64402) of our report dated February 13, 2004, except for Note 2 as to which the date is February 29, 2004, on our audits of the consolidated financial statements of IBERIABANK Corporation and Subsidiary as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which report is incorporated by reference in this Annual Report on Form 10-K.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana March 12, 2004